Exhibit 99.2

Interoute Management's Discussion and Analysis of Financial Condition and Results of Operations

Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Historical results may not indicate future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. We undertake no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

This MD&A is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. As used in this MD&A, the words, "Interoute", "we", "our", and "us" refer to Interoute Communications Holdings S.A. and its consolidated subsidiaries. This MD&A should be read in conjunction with our consolidated financial statements and related notes which are prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and are included in Exhibit 99.1 to this Form 8-K.

Company Overview

We are a leading European information communication technology (ICT) and cloud computing company offering data transport and information communication products and services across our fibre network and data centre platform. We provide our services to a diversified customer base that includes multinational and national enterprises, public sector entities, mobile and fixed telecommunications operators, and Internet content providers.

We own and operate the largest pan European fibre network by fibre route kilometres, directly connecting 126 major cities in 29 countries. As of December 31, 2017, our network comprised 72,472 route kilometres of fibre, 51 data or co location centres and 17 virtual data centres. Our integrated fibre network and data centre platform represents an estimated historical investment of approximately €2.0 billion and provides us with significant additional network capacity in the form of fibre infrastructure which is currently installed but unused. We believe that our ownership of a substantial majority of the capacity on our network and the significant additional capacity available on our network is a competitive advantage, as it allows us to directly control the underlying infrastructure and respond rapidly to changing market demands at low incremental costs.

Through utilizing this network and our data centre assets, we have built the Interoute Enterprise Digital Platform that provides an integrated ICT platform offering to our customers, that combines our connectivity, data and application hosting, voice and video communication, and conferencing platforms. This enables us to address our customers’ complete ICT infrastructure needs with optimal scalability, security, and efficiency. We expect that our integrated product offering will drive our growth while facilitating our customers’ continuing digital transformation, migration, and transition onto more flexible, scalable, and secure IT platforms.

We classify our products and services into three broad product groups: Enterprise Digital Platform (EDP), Network Services, and SMB (Small and Medium Businesses).

EDP

Our EDP product group addresses the increased demand from our clients for a single Enterprise Digital Platform upon which they can integrate and run all their ICT requirements. Our EDP products and services include:

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VPN & Security. Our VPN & Security offerings provide solutions for our customers seeking to connect dispersed locations and employees into a single secure, reliable and scalable network. Our VPN product provides a common platform for customers to further consolidate and integrate their ICT architecture by utilizing our integrated Computing and Communications products and services. In 2017 we launched Interoute Edge which is our evolution of VPN services based on SDWAN technology which addresses the multi-cloud connectivity challenges many enterprise customers face with application centric routing combined with Interoute’s award winning network function virtualization platform based on Virtual Data Center ("VDC").

Exhibit 99.2

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Computing. Our Computing platform offers our customers a wide range of computing, storage, and network solutions, including cloud based solutions. For example, our award winning virtual data centre product (“Interoute VDC”) provides a scalable on demand cloud server and storage solution for customers that can be configured as a private or public cloud. We also offer database and application management services, enabling customers to outsource their ICT infrastructure to us.

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Communications. Our Communications offerings deliver voice and video communications solutions to our customers, such as Interoute hosted Skype for Business and Interoute One Bridge Voice and Video Conferencing, providing them with a unified communications platform.

Network Services

Our Network Services product group provides fibre, duct, and data transport services for customers requiring large cost-effective network capacity to cater to their increasing data traffic requirements.

Our Network Services products and services include:

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Infrastructure. We offer the largest pan European fibre network in Europe by fibre route kilometres, which, due to its scale and homogeneity, provides continuity of service across geographic areas, which we believe enables us to provide a high-quality service with reliable response times and minimal service disruptions. Our Infrastructure products and services allow our customers to lease or acquire duct or dark fibre cables from us with an associated maintenance contract.

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Transport. Our Transport offering includes technologically advanced, high capacity connectivity, including Ethernet services. These services are available across our long haul, pan European network with speeds of up to 100 Gb/s per circuit.

SMB

This segment focuses on small customers with no or limited IT skills and the small customer channel market. It consists mainly of the provisioning of internet services delivered via DSL and some web services in the form of DNS.

Customer and Network Contracts

EDP Services Agreements

EDP agreements consist of master agreements and purchase orders. The master agreement governs the customer’s relationship with us, and the purchase orders allow customers to request services on specific terms. Purchase orders may generally be amended by change order forms or terminated by certain customers with 30 days’ notice in certain situations. The term for an EDP master agreement generally ranges from three to five years. Following the initial term, these agreements typically provide for automatic renewal for specified periods ranging from one month to one year.

EDP Services contracts include standard reciprocal indemnities, representations, and warranties. We provide service credits to customers based on certain contracted performance metrics. These metrics include our ability to meet service installation deadlines, interruptions in service availability, service repair time, and other service targets. Service credit amounts are usually determined based on a percentage decrease in the installation charges or, where relevant, the monthly charges for the affected service and the amount of time that we fail to provide the affected service. In the majority of our EDP agreements, service credits are capped in the range of 50% to 100% of the monthly charges for the services provided, and may not be provided for more than one breach of service in a given period under contract.

Some of our EDP agreements may be terminated immediately under certain circumstances, including insolvency, material breaches, material service level defaults, changes of control that could adversely affect the customer’s business and provision of our services, violation of law and failure to maintain required insurance. Our prices are fixed for the duration of the contract, and we typically bill monthly in advance for such services. If a customer terminates its agreement, the terms of our customer contracts typically require full recovery of any amounts due for the remainder of the term or, at a minimum, our liability to any underlying suppliers.

Exhibit 99.2

Network Services Agreements

Agreements in our Network Services product group include standard indemnity provisions, as well as certain exceptional indemnities. These include an indemnity from us relating to the sufficiency of our rights to grant IRUs, our title in and to property and the title of any person or entity through which we derive our title. Customers typically indemnify us for claims related to the use of our services by the customer and its users, including content sent through our network.

However, under most of our Network Services agreements, we and our counterparties disavow liability for certain losses, including actual or anticipated profits, revenues, downtime costs, and loss of data. Further, the aggregate liability for the parties is capped under all our Network Services agreements. For long term agreements (over five years), the liability caps are based on the remaining performance value of the contract. For shorter term agreements, the liability caps will relate to a portion/multiple of charges for twelve months. Network Services contracts tend to be longer term than our Enterprise Services contracts, ranging from one to 25 years.

SMB Services Agreements

SMB customers tend to contract on standard terms and conditions.

Recent Developments Affecting Our Results

Business Acquisitions

Since our formation, we have consummated a number of transactions accounted for as business combinations as part of our strategy of expanding through acquisitions. These acquisitions have allowed us to increase the scale at which we operate, which in turn affords us the ability to increase our operating leverage, extend our network, and broaden our customer base. The accompanying consolidated financial statements include the operations of the acquired entities from their respective acquisition dates.

Easynet

In October 2015, we acquired 100% of the share capital of MDNX Group Holdings Limited (“Easynet”). We paid €153.4 million in cash consideration, of which €9.9 million was net cash acquired. A total of €401.1 million was paid in settlement of Easynet’s debt. We assumed obligations under finance leases of €6.1 million. The results of Easynet have been included from October 15, 2015.

Indebtedness

The following summarizes our long-term debt at December 31, 2017 and 2016 (amounts in millions of Euros):

	December 31, 2017			December 31, 2016
	Current	Non-current	Total	Current	Non-current	Total
Senior secured notes (€350m)	—	—	—	5.4	350.0	355.4
Term Loan B (€275m)	—	—	—	1.3	275.1	276.4
Term Loan B (€640m)	2.8	640.1	642.9	—	—	—
Finance lease liabilities	1.3	31.1	32.4	3.4	32.9	36.3
Other secured loans	16.5	11.8	28.3	17.4	11.9	29.3
Total secured debt obligations	20.6	683.0	703.6	27.5	669.9	697.4
Unamortized debt issuance costs	—	(6.7)	(6.7)	—	(15.8)	(15.8)
Total secured borrowings	20.6	676.3	696.9	27.5	654.1	681.6

Shareholder loans	—	99.2	99.2	—	98.3	98.3
Total unsecured borrowings	—	99.2	99.2	—	98.3	98.3
Total borrowings	20.6	775.5	796.1	27.5	752.4	779.9

Exhibit 99.2

2017 Term Loan B

In October 2017, a new Term Loan B facility (the “2017 Term Loan B”) was entered into as part of the refinancing exercise to redeem the Fixed Rate Notes (discussed below) and also reduce the interest rate on the 2016 Term Loan B facility (discussed below). The 2017 Term Loan B facility has a principal of €640 million and bears a floating rate of interest at 3.25% per annum plus 3 month Euribor, with the latter subject to a floor of 0%. The principal is repayable in a single payment in November 2023 and accrued interest is payable quarterly. Unpaid interest is included in the carrying amount of the financial instrument.

2016 Term Loan B

In November 2016 we entered into a Term Loan B (the “2016 Term Loan B”) to fund the repayment in full of the Floating Rate Notes (discussed below), to pay related transaction fees and expenses, and for general corporate purposes. The principal amount of the 2016 Term Loan B was €275 million and was repayable in November 2023 and interest was payable quarterly. The loan bore a floating interest rate of 3.75% per annum plus 3 month Euribor, with the latter subject to a floor of 0%. Unpaid interest was included in the carrying amount of the financial instrument.

Senior Secured Notes

In October 2015, we issued a €350 million 7.375% Senior Secured Notes due 2020 (the “Fixed Rate Notes”) and €240 million Senior Secured Floating Rate Notes (the “Floating Rate Notes” and together with the Fixed Rate Notes, the “Notes”) and placed the proceeds from the issuance into escrow pending completion of the Easynet acquisition. We used the net proceeds from the issuance of the Notes to finance the acquisition of Easynet (including the repayment of certain outstanding Easynet indebtedness) and to refinance our previous term and revolving facility. The Notes were listed on the Irish Stock Exchange. The principal was repayable in a single payment in October 2020. Accrued interest on the Fixed Rate Notes was payable every six months in April and October. Accrued interest on the Floating Rate Notes was payable quarterly. Unpaid interest was included in the carrying amount of the financial instrument.

In November 2016, the Floating Rate Notes were redeemed with the principal amount of €240 million being repaid in addition to accrued and unpaid interest of €1.2 million being paid using proceeds from the 2016 Term Loan B. An early redemption premium of €2.4 million was also paid. Unamortised issue costs of €8.5 million were released to finance costs in the income statement as a result of the redemption.

In October 2017, the Fixed Rate Notes were redeemed with the principal amount of €350 million being repaid in addition to accrued and unpaid interest of €12.9 million being paid. An early redemption premium of €12.9 million was also paid. Unamortised issue costs of €8.4 million were released to finance costs in the income statement as a result of the redemption.

Revolving credit facility

In October 2015, we entered into a revolving credit facility in an aggregate committed amount of €75 million. The facility was undrawn at December 31, 2017.

Other secured loans

Other secured loans relate to loans secured on network assets. The weighted average interest rate applicable to these loans was 5.7% and 3.5% as of December 31, 2017 and 2016, respectively. The non-current portion is due in less than 5 years.

Finance lease liabilities

Lease liabilities are effectively secured as the rights of the leased assets recognised in the financial statements revert to the lessor in the event of default. The weighted average interest rate applicable to the leases was 11.8% and 10.8% as of December 31, 2017 and 2016, respectively. The weighted average time to expiry of the finance leases was 22.4 years and 19.0 years as of December 31, 2017 and 2016, respectively.

Shareholder loans

Unsecured shareholder loans represent amounts drawn down under loan facilities with the Group's shareholders, Emasan AG and Turbo Holdings Lux II Sarl, together with related interest which has been rolled up. The shareholder loans are unsecured and bear interest at a margin of 125 basis points above 3-month Euribor. The earliest date for repayment is November 2023 as

Exhibit 99.2

they are subordinated to the Term Loan B. The fair value of the unsecured shareholder loans is not materially different from the carrying values stated above.

Subsequent Events

On February 23, 2018, GTT Americas LLC, as purchaser and GTT Communications, Inc. (collectively "GTT"), as guarantor signed a definitive purchase agreement to acquire all the shares of Interoute Communications Holdings S.A. (the parent company of the Interoute Group) for consideration of approximately €1.9 billion in cash. The transaction is expected to close within three to six months from this date, subject to customary regulatory approvals. GTT’s stock is currently traded on the New York Stock Exchange (NYSE).

Results of Operations of the Company

Year Ended December 31, 2017 Compared to Years Ended December 31, 2016 and 2015

Overview. The information presented in the tables below is comprised of the consolidated financial information for the years ended December 31, 2017, 2016, and 2015:

(amounts in millions of Euros)	Year Ended December 31,			Year-over-Year
	2017	2016	2015	2017 to 2016	2016 to 2015
Revenue	709.9	727.5	535.2	(2.4%)	35.9%
Marginal selling costs	256.7	278.9	182.0	(8.0%)	53.2%
Changes in inventories	0.7	(1.4)	(0.5)	(150.0%)	180.0%
Gross Margin	452.5	450.0	353.7	0.6%	27.2%
Employee costs	148.2	166.8	120.6	(11.2%)	38.3%
Network costs	106.5	103.8	94.2	2.6%	10.2%
Other costs	47.4	69.7	44.6	(32.0%)	56.3%
Depreciation and Amortization	101.6	102.7	85.5	(1.1%)	20.1%
Net Finance costs	62.3	64.9	22.8	(4.0%)	184.6%
Loss before income tax	(13.5)	(57.9)	(14.0)	(76.7%)	313.6%
Income tax credit	15.0	6.2	3.0	141.9%	106.7%
Profit / (loss) for the year	1.5	(51.7)	(11.0)	(102.9%)	370.0%

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenue
Total revenue decreased by 2.4%, or €17.6 million, for the year ended December 31, 2017 to €709.9 million from €727.5 million for the year ended December 31, 2016, mainly due to adverse exchange rate movements, lower SMB revenues, and lower transactional revenues.

Marginal selling costs
Marginal selling costs decreased by 8.0%, or €22.2 million, to €256.7 million for the year ended December 31, 2017 from €278.9 million for the year ended December 31, 2016. A significant portion of the reduction in costs relates to a low margin in hardware resale to a specific customer. €3.9 million of the decline was due to a one off OLO rebate, as a result of the telecom regulator’s review of one particular supplier’s obligations for providing services resulting in compensation for late delivery of services.

The remaining reduction in costs is due to a combination of lower reported revenue impacted by SMB churn and adverse foreign exchange rate impact, as well as synergies achieved resulting from the integration of Easynet.

Exhibit 99.2

Employee costs
Employee costs decreased by €18.6 million, or 11.2%, to €148.2 million for the year ended December 31, 2017 from €166.8 million for the year ended December 31, 2016, mainly due to lower integration costs, synergies achieved, and currency impact. The following table summarizes the major categories of employee related expenses for the year ended December 31, 2017 and 2016 (amounts in millions):

	Year Ended December 31,
	2017	2016	€ Variance	% Change
Employee related compensation (excluding share-based compensation)	132.3	144.5	(12.2)	-8.4%
Integration costs	5.3	20.4	(15.1)	-74.0%
Share based payments	8.2	0.9	7.3	811.1%
Other employee costs	2.4	1.0	1.4	140.0%
Total	148.2	166.8	(18.6)	-11.2%

The largest decrease in costs is for integration related expenses which declined by €15.1 million, or 74.0%, from €20.4 million for the year ended December 31, 2016 to €5.3 million for the year ended December 31, 2017. Integration costs for the year ended December 31, 2016, were driven by higher costs for employees either working on integration related projects or for employees on notice periods in addition to redundancy costs associated with the Easynet acquisition. There are lower integration costs in 2017 compared to the prior year, reflecting the reduction in integration related activities, which approached completion towards the end of 2017.

Employee related costs (excluding share based payments, integration costs and one off costs) decreased by €12.2 million, or 8.4%, from €144.5 million for the year ended December 31, 2016 to €132.3 million for year ended December 31, 2017, primarily due to the realization of headcount related synergies as well as lower costs resulting from the weaker Pound Sterling. Other employee costs increased due to higher restructuring costs and a provision for some employee related expenses in the Benelux region.

The share based payment charge increased by €7.3 million from €0.9 million for the year ended December 31, 2016 to €8.2 million for the year ended December 31, 2017. The sale of Interoute after year-end qualifies as an expected vesting event which has accelerated the share based payment charge in 2017.

Network costs
Network costs increased by €2.7 million, or 2.6%, to €106.5 million for the year ended December 31, 2017 from €103.8 million for the year ended December 31, 2016. €0.6 million of the cost in 2017 is for a one-off cost in relation to a subsea cable break. The remaining increase is partially due to annual rental and indexation increases impacting rent and utilities.

Other costs
Other costs decreased by €22.3 million, or 32.0%, to €47.4 million for the year ended December 31, 2017 from €69.7 million for the year ended December 31, 2016. The following table summarizes the major categories of other costs for the year ended December 31, 2017 and 2016 (amounts in millions).

	Year Ended December 31,
	2017	2016	€ Variance	% Change
Other costs	44.2	52.4	(8.2)	(15.6%)
Integration costs	1.5	8.1	(6.6)	(81.5%)
Other charges	1.7	9.2	(7.5)	(81.5%)
Total	47.4	69.7	(22.3)	(32.0%)

Other costs (excluding integration costs and other charges) decreased by €8.2 million, or 15.6%, from €52.4 million for the year ended December 31, 2016 to €44.2 million for year ended December 31, 2017. €1.7 million of the reduction is due to a lower realised foreign exchange charge in 2017 compared to the prior year. Additionally, there is a €1.7 million benefit in 2017 in relation to the release of a specific bad debt provision for a customer in Italy for which an ongoing dispute was settled. Most

Exhibit 99.2

of the remaining decrease is due to synergies realised from the Easynet acquisition and lower costs resulting from a weaker Pound Sterling.

Other charges declined by €7.5 million driven by a €4.4 million decrease in the derivative fair value charge for the year ended December 31, 2017, compared to the prior year. In addition, there was a €4.8 million charge in 2016 and €1.8 million charge in 2017 for Pound Sterling related unrealised foreign exchange losses. This amount also includes losses incurred on closing out foreign currency derivatives.

Integration costs decreased by €6.6 million for the year ended December 31, 2017, compared to the prior year. €6.4 million of the decrease in integration expenses relates to integration rental costs (including onerous lease charges for properties vacated as a result of the Easynet integration) which were higher in the prior year when the buildings were vacated and the provision was booked.

Depreciation and Amortization
Depreciation and amortization costs decreased by €1.1 million, or 1.1%, to €101.6 million for the year ended December 31, 2017 from €102.7 million for the year ended December 31, 2016. Depreciation reduced for transmission equipment (€2.7 million), computers (€0.8 million), land and buildings (€0.8 million), and hosting equipment (€0.4 million) as well as a lower impairment charge on network assets (€0.6 million). This is offset by higher depreciation for customer premise equipment (€3.1 million, which was partially impacted by an adjustment to align the treatment of certain Easynet customer premises equipment installation costs with group policy, which were previously being expensed but are now capitalized and depreciated) and a higher depreciation charge for VDC (€1.0 million) as a result of investment in the VDC platform.

Net Finance costs
Net finance costs decreased by €2.6 million, or 4.0%, to €62.3 million for the year ended December 31, 2017 from €64.9 million for the year ended December 31, 2016. The interest charge on the secured notes and Term Loan B declined by €9.3 million following the refinancing activities in 2016 and 2017. In November 2016, Interoute entered into the 2016 Term Loan B which was used to fund the repayment in full of the Floating Rate Notes. In October 2017, we replaced our Fixed Rate Notes with the 2017 Term Loan B facility in order to achieve lower interest rates. There was also a €4.6 million positive movement in 2017 against the prior year resulting from the net exchange movements on foreign currency borrowings.

However, losses resulting on extinguishment of debt increased by €10.4 million as the re-financing in 2016 and 2017 led to €10.9 million and €21.3 million of write off fees, respectively.

Income tax credits
Income tax credits increased by €8.8 million for the year ended December 31, 2017 to €15.0 million from €6.2 million for the year ended December 31, 2016, principally due to amortization of the deferred tax liability on intangible assets (€2.7 million) and the reassessment of the deferred tax asset for expected utilization of brought forward losses (€12.9 million). The significant increase in deferred tax asset in 2017 is due to the increase in forecast profits in the business plan plus changes in UK tax law that limit relief for interest costs leading to an increase in the tax relief from brought forward losses.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue
Total revenue increased by 35.9%, or €192.3 million, for the year ended December 31, 2016 to €727.5 million from €535.2 million for the year ended December 31, 2015. €178.8 million of the increase was as a result of the Easynet acquisition in October 2015 and therefore there is the full year impact of the acquisition in 2016. Easynet contributed €235.6 million of revenue in 2016 (compared to €56.8 million for the year ended December 31, 2015, following the acquisition on October 15, 2015).

Marginal selling costs
Marginal selling costs increased by 53.2%, or €96.9 million, to €278.9 million for the year ended December 31, 2016 from €182.0 million for the year ended December 31, 2015, mainly due to the full year impact of the Easynet acquisition. Excluding Easynet, the increase in sales related costs is primarily a result of the increase in revenue over this period. The largest increase was in local tail costs to support the VPN revenue growth and hardware resell costs in relation to a large resell to an Infrastructure customer.

Employee costs
Employee costs increased by €46.2 million, or 38.3%, to €166.8 million for the year ended December 31, 2016 from €120.6 million for the year ended December 31, 2015, primarily due to the Easynet acquisition. The following table summarizes the major categories of employee related expenses for the year ended December 31, 2016 and 2015 (amounts in millions of Euros):

Exhibit 99.2

	Year Ended December 31,
	2016	2015	€ Variance	% Change
Employee related compensation (excluding share-based compensation)	144.5	115.6	28.9	25.0%
Integration costs	20.4	4.0	16.4	410.0%
Share based payments	0.9	0.5	0.4	80.0%
Other employee costs	1.0	0.5	0.5	100.0%
Total	166.8	120.6	46.2	38.3%

Employee related costs (excluding share based payments, integration costs, and one off costs) increased by €28.9 million or 25.0% from €115.6 million for the year ended December 31, 2015 to €144.5 million for year ended December 31, 2016, primarily due to the full year impact of the Easynet acquisition in October 2015. Integration costs increased in 2016 by €16.4 million driven by costs for employees either working on integration related projects or on notice periods and redundancy costs associated with the Easynet acquisition. Other employee costs include other restructuring costs.

Network costs
Network costs increased by €9.6 million, or 10.2%, to €103.8 million for the year ended December 31, 2016 from €94.2 million for the year ended December 31, 2015, primarily attributable to the full year impact of the Easynet acquisition.

Other costs
Other costs increased by €25.1 million, or 56.3%, to €69.7 million for the year ended December 31, 2016 from €44.6 million for the year ended December 31, 2015, primarily attributable to additional costs resulting from the full year impact of the Easynet acquisition and integration related expenses. The following table summarizes the major categories of other costs for the year ended December 31, 2016 and 2015 (amounts in millions of Euros).

	Year Ended December 31,
	2016	2015	€ Variance	% Change
Other costs	52.4	43.7	8.7	19.9%
Integration costs	8.1	—	8.1	100.0%
Other charges	9.2	0.9	8.3	922.2%
Total	69.7	44.6	25.1	56.3%

Other costs (excluding integration costs and other charges) increased by €8.7 million, or 19.9%, from €43.7 million for the year ended December 31, 2015 to €52.4 million for year ended December 31, 2016, primarily due to having the full year impact of the Easynet acquisition in October 2015. Integration costs increased by €8.1 million for year ended December 31, 2016, compared to the prior year. €7.4 million of this increase relates to integration rental costs including onerous lease charges for properties vacated as a result of the Easynet integration. Other charges increased by €8.3 million driven by a €3.3 million derivative fair value charge for the year ended December 31, 2016 and €4.8 million for Pound Sterling related unrealized foreign exchange losses.

Depreciation and Amortization
Depreciation and amortization costs increased by €17.2 million, or 20.1%, to €102.7 million for the year ended December 31, 2016 from €85.5 million for the year ended December 31, 2015, mainly due the full year impact of the Easynet acquisition.

Net Finance costs
Net finance costs increased by €42.1 million, or 184.6%, to €64.9 million for the year ended December 31, 2016 from €22.8 million for the year ended December 31, 2015. €33.0 million of this increase is a result of the interest on the 2016 Term Loan B and the floating and fixed interest on the Notes to fund the Easynet acquisition. The increase is primarily due to having the full year impact of the acquisition. 2016 also includes the full year impact of the financing costs (approximately €1.2 million per quarter) and fees written off in connection with refinancing the Floating Rate Notes.

The remaining movement in finance costs from year ended December 31, 2015 to December 31, 2016, is primarily due unrealized foreign exchange amounts on financing items.

Exhibit 99.2

Income tax credits
Income tax credits increased by €3.2 million for the year ended December 31, 2016 to €6.2 million, from €3.0 million for the year ended December 31, 2015, primarily due to the deferred tax liability related to the amortization of intangible assets crediting the income statement and the reassessment of the deferred tax asset for expected utilization of brought forward losses.

Liquidity and Capital Resources

Our liquidity requirements arise principally from our capital investment and working capital requirements. Our principal uses of cash are for supplier payments, staff salaries and the expansion of our network and product and service offerings through acquisitions or otherwise.

Our principal sources of liquidity have historically been cash generated from our operating activities and cash raised through bank borrowings, the Notes, and shareholder loans. In October 2015, we issued the Fixed Rate Notes and the Floating Rate Notes and placed the proceeds from the issuance into escrow pending completion of the Easynet acquisition. We used the net proceeds from the issuance of the Notes to finance the acquisition of Easynet (including the repayment of certain outstanding Easynet indebtedness) and to refinance our previous term and revolving facility. In October 2015 we entered into a Revolving Credit Facility in an aggregate committed amount of €75 million.

For the remainder of 2015 and most of 2016, the primary source of liquidity was the cash generated from operations. In November 2016, we drew down on the 2016 Term Loan B facility, due 2023. The 2016 Term Loan B was used in November 2016 to fund the repayment in full of the Floating Rate Notes, to pay transaction fees and expenses, and for general corporate purposes.

In October 2017, a new Term Loan B facility was entered into as part of the refinancing exercise to redeem the Fixed Rate Notes and also reduce the interest rate on the 2016 Term Loan B facility.

We held cash at bank, cash in postal cheque accounts, and cash on hand of €99.3 million at December 31, 2015, €48.9 million at December 31, 2016 and €55.5 million at December 31, 2017. We also held restricted cash in connection with rental deposits and certain guarantees of €11.0 million at December 31, 2015, €14.1 million at December 31, 2016, and €7.7 million at December 31, 2017. All treasury matters are managed from our head office in London, although bank accounts are held in locations in which we operate.

Our long-term indebtedness consists primarily of the Term Loan B facility, the shareholder loan and any amount drawn under the Revolving Credit Facility. As of December 31, 2017, the Revolving Credit Facility was undrawn.

As previously disclosed, on 23 February 2018, GTT signed a definitive purchase agreement to acquire Interoute for consideration of approximately €1.9 billion in cash.  The closing of the transaction will trigger the option available to the lenders to request repayment of the 2017 Term Loan B, pursuant to the change of control provisions of the Interoute facility agreement. GTT have secured committed equity and committed debt financing that will be used to fund the redemption of the 2017 Term Loan B at closing along with the remainder of the purchase price. We would be unable to repay this term loan without the support of GTT or otherwise. Further, we have limited knowledge of the financial projections and financing arrangements of the consolidated GTT group, post-closing including whether the required support from GTT will be provided and its associated terms. These conditions indicate the existence of a material uncertainty which may cast significant doubt about our ability to continue as a going concern. Our consolidated financial statements do not include the adjustments that would result if we were unable to continue as a going concern.

Capital Expenditure
Capital expenditure decreased by 9.1%, or €8.3 million, to €83.3 million for the year ended December 31, 2017 from €91.6 million for the year ended December 31, 2016, primarily due to higher transmission related investment and customer specific spend in the prior year.

Capital expenditure increased by 9.7%, or €8.1 million, to €91.6 million in the year ended December 31, 2016 from €83.7 million in the year ended December 31, 2015, primarily due to the Easynet acquisition in October 2015 and customer specific spend, higher investment in the VDC platform and higher integration related expenditures.

Exhibit 99.2

Cash flows

The following table summarizes the components of our cash flows for the years ended December 31, 2017, 2016, and 2015.

Consolidated Statements of Cash Flows Data	Year Ended December 31,
(amounts in millions of Euros)	2017	2016	2015
Net cash provided by operating activities	137.4	81.3	122.1
Net cash used in investing activities	(84.9)	(89.7)	(228.2)
Net cash (used in)/ provided by financing activities	(45.7)	(36.6)	180.0

Cash Provided by Operating Activities

Our largest source of cash provided by operating activities is recurring revenue from our customers. Our primary uses of cash are payments for capital expenditure, payments to network suppliers, compensation related costs, and payments to third-party vendors such as agents, contractors, and professional service providers.

Net cash flows provided by operating activities increased by €56.1 million, from €81.3 million for the year ended December 31, 2016 to €137.4 million for the year ended December 31, 2017. This increase was primarily due to the decrease in Employee costs, specifically Employee related compensation, which decreased by €12.2 million, resulting from synergies achieved following the acquisition of Easynet and the reduction in associated Integration costs of €15.1 million. Also contributing to the increase was a reduction in Other costs of €22.3 million of which €6.6 million was due to the reduction in Integration costs.

Net cash flows provided by operating activities decreased by €40.8 million, from €122.1 million for the year ended December 31, 2015 to €81.3 million for the year ended December 31, 2016. This decrease was primarily due to the increase in Staff costs of €46.2 million, representing the full year impact of the Easynet acquisition and the increase in associated Integration activity. Cash from operating activities in 2015 included €3.7 million of transaction costs from the Easynet acquisition.

Cash Used in Investing Activities

Our primary uses of cash include acquisitions and capital expenditures.

Net cash flows used in investing activities decreased by €4.8 million, from €89.7 million for the year ended December 31, 2016 to €84.9 million for the year ended December 31, 2017. Net cash flows from investing activities decreased by €138.5 million, from €228.3 million for the year ended December 31, 2015 to €89.7 million for the year ended December 31, 2016.

Cash used in investing activities for the year ended December 31, 2017 primarily consisted of €83.3 million for capital expenditures, and a €1.9 million deferred payment for a prior period acquisition.

Cash used in investing activities for the year ended December 31, 2016 primarily consisted of €91.6 million for capital expenditures, and a €1.9 million deferred payment for a prior period acquisition.

Cash used in investing activities for the year ended December 31, 2015 primarily consisted of €143.4 million used for the acquisition of Easynet, €83.5 million for capital expenditures, and a €1.9 million deferred payment for a prior period acquisition.

Cash (Used in)/ Provided by Financing Activities

Our primary source of cash for financing activities is debt financing proceeds. Our primary use of cash for financing activities is the refinancing of our debt and the payment of interest pursuant to the debt agreements.

Net cash flows used in financing activities increased by €9.1 million, from €36.6 million for the year ended December 31, 2016 to €45.7 million for the year ended December 31, 2017. Net cash flows used in financing activities increased by €216.6 million, from an inflow of €180.0 million for the year ended December 31, 2015 to an outflow of €36.6 million for the year ended December 31, 2016.

Net cash flows used in financing activities for the year ended December 31, 2017 was €45.7 million, consisting primarily of interest on loans of €56.5 million and finance lease payments of €3.4 million, less net proceeds from loans of €14.2 million.

Exhibit 99.2

Net cash used in financing activities for the year ended December 31, 2016 was €36.6 million, consisting primarily of interest on loans of €53.4 million and finance lease payments of €5.3 million, less net proceeds from loans of €22.1 million.

Net cash provided by financing activities for the year ended December 31, 2015 was €180.0 million, consisting primarily of net proceeds from loans of €198.1 million, less interest on loans of €12.8 million, finance lease payments of €1.8 million, and payments to repurchase beneficiary shares of €3.5 million.

Off-Balance Sheet Arrangements, Contractual Obligations and Commitments

The following table summarizes our significant contractual obligations as of December 31, 2017 (amounts in millions of Euros):

	Total	Less than 1 year	1 to 3 years	3 - 5 years	More than 5 years
Term Loan B(1)	640.0	—	—	—	640.0
Shareholder loan	99.3	—	—	—	99.3
Revolving Credit Facility(2)	—	—	—	—	—
Equipment Vendor Loans	28.3	16.5	9.5	2.3	—
Finance leases(3)	32.4	1.3	1.0	1.8	28.3
Operating lease commitments(4)	202.9	32.4	30.2	21.4	118.9
Capital expenditure commitments(5)	6.3	6.3	—	—	—
	1,009.2	56.5	40.7	25.5	886.5
(1)    Term Loan Facility of €640 million.
(2)    Represents the Revolving Credit Facility which was undrawn as at December 31, 2017.
(3)    Represents the present value of finance lease commitments.

(4)
Represents minimum lease payments in relation to non-cancellable operating leases on an IFRS basis which excludes operating lease commitments where there is a customer commitment and where termination charges billable to customers are at least the value of the commitment.

(5) Represents committed capital expenditures which are scheduled to be incurred within one year.

Contingent Liabilities
On January 3, 2017, the Group received a claim from a third party alleging passing off and infringement of trademarks registered to the third party. The Group denies the claim and no provision has been recognized in these financial statements in respect of the claim on the grounds that its success is considered remote. Whilst the claim does not seek damages, in the event that the claim is successful, an award for legal costs and costs associated with cessation of the use of certain trademarks could be significant.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")

Adjusted EBITDA is defined as net profit/(loss) for the year before net interest or finance costs, income taxes, depreciation and amortisation ("EBITDA") adjusted to exclude one-off costs including severance, restructuring and other exit costs, acquisition-related transaction and integration costs, and share-based compensation, and from time to time, other non-cash or one-off items.

We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

Adjusted EBITDA Less Capital Expenditures

Adjusted EBITDA less purchases of property and equipment and other intangible assets, which we also refer to as capital expenditures or capex, is a performance measure that we use as a proxy for the sustainable operating cash-flows of the business excluding the impact of working capital.

Exhibit 99.2

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA less capital expenditures from Profit (Loss) for the year:

	Year Ended December 31,
(Amounts in millions of Euros)	2017	2016	2015

Adjusted EBITDA
Profit (loss) for the year	1.5	(51.7)	(11.0)
Income tax credit	(15.0)	(6.2)	(3.0)
Net finance costs	62.3	64.9	22.8
Depreciation and amortisation	101.6	102.7	85.5
One off costs	5.6	7.0	6.6
Integration costs	6.6	29.1	4.0
Share-based payments	8.2	0.9	0.5
Adjusted EBITDA	170.8	146.7	105.4

Capital expenditures (purchases of Property, plant and equipment and Other intangible assets)	83.3	91.6	83.5
Adjusted EBITDA less capital expenditures	87.5	55.1	21.9

Critical Accounting Policies and Estimates

Refer to the audited financial statements of Interoute as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 filed as Exhibit 99.1 to this Form 8-K for a summary of critical accounting policies and estimates.